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HELEN SHAN JOINS EPAM’S BOARD OF DIRECTORS

NEWTOWN, PA — September 24, 2018 — EPAM Systems, Inc. (NYSE:EPAM), a leading global provider of digital platform engineering and software development services, today announced the appointment of Helen Shan to its Board of Directors and Audit Committee. With over 25 years of experience in business and financial services, Ms. Shan has held key executive roles in strategy, corporate development, finance, treasury, and investment banking and is currently the Chief Financial Officer for FactSet Research Systems, Inc. (NYSE:FDS) (NASDAQ:FDS).

“We look forward to the value Helen’s wide range of strategic financial and operational experience will bring to our Board,” said Arkadiy Dobkin, EPAM Chairman of the Board and Chief Executive Officer. “Helen’s risk management experience and financial acumen will help us as we continue to grow our business at an accelerated pace.”

“EPAM is a global market leader in the technology services industry with significant growth opportunities and I’m excited to join the company’s Board of Directors,” said Ms. Shan. “I look forward to working with the management team to contribute to the company’s continued success and deliver value to EPAM’s shareholders.”

Prior to FactSet, Ms. Shan served as Chief Financial Officer of Mercer, a leading global professional services firm that helps organizations meet the needs of a changing workforce. Prior to that, she served as the Vice President, Treasurer, of Marsh & McLennan Companies, with oversight of the firm’s global treasury operations. Ms. Shan also held senior roles at Pitney Bowes and JPMorgan Securities. She is a member of the Johnson Advisory Council for the S.C. Johnson College of Business, the graduate management school of Cornell University. Ms. Shan received an MBA from Cornell University, S.C. Johnson Graduate School of Management and a BAS/BS in Systems Engineering/Finance from the University of Pennsylvania.

About EPAM Systems

Since 1993, EPAM Systems, Inc. (NYSE: EPAM) has leveraged its software engineering expertise to become a leading global product development, digital platform engineering, and top digital and product design agency. Through its ‘Engineering DNA’ and innovative strategy, consulting, and design capabilities, EPAM works in collaboration with its customers to deliver next-gen solutions that turn complex business challenges into real business outcomes. EPAM’s global teams serve customers in over 25 countries across North America, Europe, Asia and Australia. EPAM is a recognized market leader in multiple categories among top global independent research agencies, and was one of only four technology companies to appear on each of the Forbes 25 Fastest Growing Public Tech Companies lists between 2013 and 2017. Learn more at http://www.epam.com/ and follow us on Twitter @EPAMSYSTEMS and LinkedIn.
Forward-Looking Statements
This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. EPAM undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.